Exhibit 99.1

Report of Independent Registered Public Accounting Firm

Board of Directors and Unitholders

New Source Energy Partners L.P.

Oklahoma City, Oklahoma

We have audited the accompanying statements of revenues and direct operating expenses of the oil and natural gas properties (the “Acquisition Properties”), as defined in Note 1, acquired on October 4, 2013 by New Source Energy Partners L.P. (“NSLP” or the “Partnership”) for the years ended December 31, 2012 and 2011. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of revenues and direct operating expenses are free of material misstatement. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of revenues and direct operating expenses, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying statements of revenues and direct operating expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 1, and are not intended to be a complete presentation of the results of operations of the Acquisition Properties.

In our opinion, the statements of revenues and direct operating expenses referred to above present fairly, in all material respects, the revenues and direct operating expenses of the Acquisition Properties for the years ended December 31, 2012 and 2011, in conformity with accounting principles generally accepted in the United States of America.

Austin, Texas

December 19, 2013

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ACQUISITION PROPERTIES

STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

(In thousands)

	Nine Months Ended	Nine Months Ended	Year ended	Year ended
	September 30, 2013	September 30, 2012	December 31, 2012	December 31, 2011
	(unaudited)
Revenues:
Oil sales	$3,044	$4,007	$5,660	$5,665
Natural gas liquids (NGL) sales	586	820	1,177	1,791
Natural gas sales	1,056	909	1,491	2,594
Total revenues	4,686	5,736	8,328	10,050

Direct operating expenses:
Lease operating expenses	3,496	2,775	3,700	4,123
Production taxes	298	270	417	466
Total direct operating expenses	3,794	3,045	4,117	4,589

Revenues in excesss of direct operating expenses	$892	$2,691	$4,211	$5,461

See accompanying notes to statements of revenues and direct operating expenses.

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NOTES TO STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

(1)     Basis of Presentation

The accompanying financial statements present the revenues and direct operating expenses for the years ended December 31, 2012 and 2011 related to the oil and natural gas properties (the “Acquisition Properties”) acquired pursuant to a contribution agreement dated October 4, 2013 (the “Contribution Agreement”) with Scintilla, LLC, an Oklahoma limited liability company (“Scintilla”). As consideration for the Acquisition Properties, the Partnership paid $5.0 million and issued 414,045 common units representing limited partner interests in the Partnership (“Common Units”) to Scintilla. The Partnership also agreed to provide additional consideration to Scintilla in November 2014 if the production attributable to the Acquisition Properties for the nine-month period ending September 30, 2014 exceeds 383.5 barrels of oil equivalent per day (the Current Production Average, as defined in the Contribution Agreement). As detailed in the Contribution Agreement, the amount of any such additional consideration will be calculated as the acquisition value of the production increase (applying the same valuation methodology as was used to determine the initial consideration with respect to the Current Production Average) less (i) the capital expenditures incurred attributable to the production growth (including an allowance for the cost of capital for such capital expenditures) and (ii) revenue attributable to any wells that were not producing in paying quantities as of the effective date of the acquisition. The Partnership may satisfy any such additional consideration in cash, common units, or a combination thereof at its discretion. The acquisition of the Acquisition Properties closed on October 4, 2013, with an effective date of August 1, 2013.

The accompanying statements of revenues and direct operating expenses of the Acquisition Properties do not include general and administrative expenses, interest expense, depreciation, depletion and amortization, or any provision for income taxes. The Partnership’s management believes historical expenses of this nature incurred by Scintilla associated with the Acquisition Properties are not indicative of the costs to be incurred by the Partnership.

Revenues in the accompanying statements of revenues and direct operating expenses are recognized based on the Acquisition Properties’ share of any given period's production multiplied by the contract price received for the period. The direct operating expenses are recognized on the accrual basis and consist of the direct costs of operating the Acquisition Properties including production taxes, lifting costs, gathering, well repair and well workover costs. Direct costs do not include general corporate overhead.

Historical financial information reflecting financial position, results of operations, and cash flows of the Acquisition Properties is not presented because it would be impractical and costly to obtain since such financial information was not historically prepared by Scintilla. Other assets acquired and liabilities assumed were not material. In addition, the Acquisition Properties were a part of a larger enterprise prior to the acquisition by the Partnership, and representative amounts of general and administrative expenses, depreciation, depletion and amortization, interest and other indirect costs were not necessarily allocated to the Acquisition Properties acquired, nor would such allocated historical costs be relevant to future operations of the Acquisition Properties. The historical statements of revenues and direct operating expenses of the Partnership’s interest in the Acquisition Properties are presented in order to substantially comply with the rules and regulations of the Securities and Exchange Commission (the "SEC") for businesses acquired.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

The accompanying statements of revenues and operating expenses for the nine months eded September 30, 2013 and 2012 are unaudited but, in the opinion of management, reflect all necessary adjustments for a fair presentation.

(2)      Subsequent Events

The Partnership has evaluated subsequent events through December 19, 2013, the date of the accompanying statements of revenues and direct operating expenses were available to be issued. There were no material subsequent events that required recognition or additional disclosure in the accompanying statements of revenue and direct operating expenses.

(3)      Supplemental Financial Information for Oil and Natural Gas Producing Activities (Unaudited)

The following reserve estimates have been prepared by the Partnership’s internal petroleum engineer as of the dates stated. The reserve estimates have been prepared in compliance with the SEC rules and accounting standards based on the 12-month unweighted first-day-of-the-month average price as of December 31, 2012, with appropriate adjustments by property for location, quality, gathering and marketing adjustments. Reserve studies were not prepared for the Acquisition Properties as of December 31, 2011 and 2010. The reserve estimates as of December 31, 2011 and 2010 were derived based on the reserve estimates prepared by the Partnership as of December 31, 2012 and computing such December 31, 2012 estimates backwards to account for production, extensions and discoveries and revisions of previous estimates due to price to estimate reserve quantities as of December 31, 2011 and 2010.

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(a) Reserve Quantity Information

Proved reserves are estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those which are expected to be recovered through existing wells with existing equipment and operating methods.

Below are the net quantities of total proved reserves and proved developed reserves of the Acquisition Properties. An analysis of the change in estimated quantities of reserves, all of which are located within the United States, is presented below.

	Oil (Bbls)(1)	Natural Gas (Mcf)(1)	Natural Gas Liquids (Bbls)(1)
Total Proved Reserves:
Balance, December 31, 2010	365,090	4,421,460	173,730
Revisions due to price changes	15,852	116,792	36,912
Extensions and discoveries	126,860	625,750	30,630
Production	(61,212)	(647,502)	(32,482)
Balance, December 31, 2011	446,590	4,516,500	208,790
Revisions due to price changes	(6,457)	(263,118)	(4,008)
Extensions and discoveries	-	-	-
Production	(61,963)	(555,872)	(28,522)
Balance, December 31, 2012	378,170	3,697,510	176,260
Proved Developed Reserves:
December 31, 2010	244,970	2,971,860	103,950
December 31, 2011	240,130	2,978,420	133,490
December 31, 2012	255,120	2,923,900	138,390

(1) Reserve studies were not prepared for the Acquisition Properties as of December 31, 2011 or 2010. The reserve estimates as of December 30, 2011 and 2010 were derived based on the reserve estimates prepared by the Partnership as of December 31, 2012 and computing such December 31, 2012 estimates backwards to account for production, extensions and discoveries and revisions of previous estimates to estimate reserve quantities as of December 31, 2011 and 2010.

(b) Standardized Measure of Discounted Future Net Cash Flows Relating to Oil and Natural Gas Reserves

The standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves ("Standardized Measure") is a disclosure requirement under Accounting Standards Codification 932-235. The Standardized Measure does not purport to be, nor should it be interpreted to present, the fair value of the proved oil and natural gas reserves of the Acquisition Properties. An estimate of fair value would also take into account, among other things, the recovery of reserves not presently classified as proved, the value of unproved properties, and consideration of expected future economic and operating conditions. The estimates of future cash flows and future production and development costs are based on the 12-month un-weighted first-day-of-the-month average price as of December 31, 2012 and December 31, 2011, respectively, for oil, natural gas and natural gas liquids, estimated future production of proved reserves and estimated future production and development costs of proved reserves, based on current costs and economic conditions. The estimated future net cash flows are then discounted at a rate of 10%. No deduction has been made for general and administrative expenses, interest expense, depreciation, depletion and amortization or federal or state income taxes.

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The Standardized Measure relating to proved oil, natural gas and natural gas liquids reserves is presented below:

	December 31,	December 31,
	2012	2011
	(In thousands)

Future production revenues	$50,461	$68,482
Future costs:
Production	(20,717)	(25,284)
Development	(9,786)	(18,114)
Future net cash flows before income taxes	19,958	25,084
10% annual discount for estimated timing of cash flows	(6,616)	(10,858)
Standardized measure of discounted net cash flows	$13,342	$14,226

The standardized measure at December 31, 2012 and 2011 is based on the following 12-month un-weighted first-day-of-the-month average price for oil, and natural gas and natural gas liquids prices over the life of the properties at the wellhead:

	December 31,	December 31,
	2012	2011

Oil (per Bbl)	$91.82	$92.95
Natural Gas (per Mcf)	$2.68	$3.74
Natural Gas Liquids (per Bbl)	$33.06	$48.33

Changes in the Standardized Measure relating to proved oil and natural gas reserves are as follows:

	December 31,	December 31,
	2012	2011
	(In thousands)
Increase (decrease):
Sales, net of production costs	$(4,211)	$(5,461)
Net changes in prices and production costs	1,904	4,920
Extensions and discoveries	-	2,214
Accretion of discount	1,423	1,141
Net increase (decrease)	(884)	2,814
Standardized measure of discounted future net cash flows:
Beginning of period	14,226	11,412
End of period	$13,342	$14,226

Estimates of economically recoverable oil and natural gas reserves and of future net revenues are based upon a number of variable factors and assumptions, all of which are to some degree speculative and may vary considerably from actual results. Therefore, actual production, revenues, development and operating expenditures may not occur as estimated. The reserve data are estimates only, are subject to many uncertainties, and are based on data gained from production histories and on assumptions as to geologic formations, reservoir behavior, equipment condition and other matters. Actual quantities of oil and natural gas produced in the future may differ materially from the amounts estimated.

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